For additional information, contact:
Mark Fusler Director of Financial Reporting and Investor Relations investor_relations@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES REPORTS FISCAL 2021 THIRD QUARTER RESULTS

PHOENIX, January 28, 2021 – Cavco Industries, Inc. (Nasdaq: CVCO) today announced financial results for the third fiscal quarter ended December 26, 2020.
Three months ended December 26, 2020 compared to the three months ended December 28, 2019
•Net revenue increased 5.5% to $288.8 million for the third quarter of fiscal year 2021 compared to $273.7 million in the same quarter last year.
◦In the Factory-built housing segment, Net revenue increased 5.3%, or $13.7 million, to $270.8 million compared to $257.1 million for the prior year period. The increase was primarily due to 13.0% higher home selling prices resulting from pricing increases implemented as a result of rising input costs. These gains were partially offset by 6.8% lower home sales volume during the third fiscal quarter, as production inefficiencies from labor and supply challenges continue to limit factory delivery volume.
◦Financial services segment Net revenue increased 8.4%, or $1.4 million, to $18.0 million compared to $16.6 million for the prior year period. The increase was primarily due to $1.0 million of unrealized gains on marketable equity investments during the third fiscal quarter compared to $0.3 million for the same period last year.
•Income from operations increased 3.5% to $23.8 million compared to $23.0 million in the same quarter last year.
◦In the factory-built housing segment, Income from operations was $16.5 million, a 1.8% decrease from $16.8 million for the prior year period. Gross profit decreased due to higher material prices and lower sales volumes. During the third quarter of fiscal year 2021, we incurred $0.7 million in expenses related to the Securities and Exchange Commission ("SEC") inquiry, but also received a $0.4 million insurance recovery of prior expenses, resulting in a net expense of $0.3 million for the period compared to $0.9 million of such expenses for the same period last year. In addition, the prior year period included a $2.1 million charge for the amortization of additional director and officer ("D&O") insurance premium, which has now been fully amortized and is not in the current period.
◦In the financial services segment, Income from operations was $7.4 million, a 19.4% increase from $6.2 million for the prior year period. Lower weather-related claims volume and higher unrealized gains on marketable equity securities provided greater Income from operations. This was partially offset by lower interest income on the acquired consumer loan portfolios that continue to amortize.
•Income before income taxes was $25.9 million, up 4.9% from $24.7 million for the prior year period.
•Income taxes totaled $6.2 million in the third quarter of fiscal year 2021 for an effective tax rate of 23.9%, compared to $3.8 million and an effective tax rate of 15.5% in the third quarter of fiscal year 2020. The lower effective tax rate in the prior year was primarily the result of a catch up of tax credits that were enacted as part of the 2020 Appropriations Bill.

•Net income decreased 5.7% to $19.7 million for the third quarter of fiscal year 2021, compared to net income of $20.9 million in the same quarter of the prior year. Diluted net income per share was $2.12 and $2.25 for the three months ended December 26, 2020 and December 28, 2019, respectively.
Nine months ended December 26, 2020 compared to the nine months ended December 28, 2019
•Net revenue for the first nine months of fiscal 2021 was $801.5 million, a 0.6% decrease from $806.4 million in the comparable prior year period.
◦Factory-built housing Net revenue was $749.9 million, a 1.1% decrease from $758.6 million. The decrease was primarily from 9.4% lower home sales volume, partially offset by 9.1% higher home selling prices compared to the same period last year. Note that Destiny Homes was purchased in August 2019 and Lexington Homes was closed in June 2020.
◦Financial services segment Net revenue was $51.7 million, a 7.9% increase from $47.9 million. This includes $2.7 million of unrealized gains on marketable equity investments in the insurance subsidiary's portfolio, compared to $0.6 million in unrealized gains in the prior year period. In addition, higher volume in home loan sales and more insurance policies in force in the current year compared to the prior year were positive contributors, partially offset by lower interest income earned on the acquired consumer loan portfolios that continue to amortize.
•Income from operations was $61.9 million, a 12.1% decrease from $70.4 million in the prior year period.
◦In the factory-built housing segment, Income from operations was $48.1 million, a 12.9% decrease from $55.2 million for the prior year period as gross profit decreased due to higher material prices and lower sales volumes. This was partially offset by lower expenses related to the SEC inquiry and additional D&O insurance premium amortization. For the nine months ended December 26, 2020, we recorded a net expense of $0.1 million compared to $2.5 million in the prior year period for the SEC inquiry. Additional D&O insurance premium amortization was $4.2 million in the current period versus $6.3 million in the prior year period.
◦In the financial services segment, Income from operations was $13.8 million, a 9.2% decrease from $15.2 million for the prior year period. Unrealized gains on marketable equity securities were offset by higher weather-related claims during the period, as well as lower interest income earned on the acquired consumer loan portfolios that continue to amortize.
•Income before income taxes was $67.2 million, down 15.3% from $79.3 million in the prior year period. Interest expense decreased due to the repurchase of the 2007-1 securitized loan portfolio in August 2019, thereafter eliminating the related interest expense. Other income, net, declined primarily due to a $3.4 million net gain on the sale of idle land that was recorded in the second quarter of the prior fiscal year, as well as a reduction in interest earned in the current periods on cash and commercial loan receivables, given the lower interest rate environment.
•Income taxes totaled $15.7 million for an effective tax rate of 23.4% compared to $16.3 million and an effective tax rate of 20.5% for the same period of the prior year. The lower tax rate in the prior year was primarily the result of a catch up of tax credits that were enacted as part of the 2020 Appropriations Bill.
•Net income was $51.4 million, down 18.5% from net income of $63.1 million in the prior year period. Diluted net income per share was $5.54 and $6.81 for the nine months ended December 26, 2020 and December 28, 2019, respectively.

Items ancillary to our core operations had the following impact on the results of operations (in millions):

	Three Months Ended		Nine Months Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Net revenue
Unrealized gains on marketable equity securities in the financial services segment	$1.0	$0.3	$2.7	$0.6
Selling, general and administrative expenses
Amortization of additional D&O insurance premiums	—	(2.1)	(4.2)	(6.3)
Legal and other expense related to the SEC inquiry, net of recovery	(0.3)	(0.9)	(0.1)	(2.5)
Other income, net
Unrealized gains on corporate marketable equity securities	0.8	0.3	2.4	1.4
Gain on sale of idle land	—	—	—	3.4
Income tax expense
Catch up recognition of certain tax credits under the 2020 Appropriations Bill	—	1.7	—	1.7
Tax benefits from stock option exercises	0.1	0.4	0.5	1.3
Business Update on the COVID-19 Pandemic
In March 2020, the World Health Organization declared the novel coronavirus COVID-19 ("COVID-19") a global pandemic. As our business was considered essential, we continued to operate substantially all of our homebuilding and retail sales facilities while working to follow COVID-19 health guidelines. We have worked to minimize exposure and transmission risks by implementing enhanced facility cleaning, social distancing and related protocols while continuing to serve our customers. Operational efficiencies declined due to managing higher and largely unpredictable factory employee absenteeism, hiring challenges and building material supply shortages. Accordingly, our total average plant capacity utilization rate was approximately 75% during the third fiscal quarter of 2021, which has improved from approximately 65% during the second fiscal quarter of 2021, but is lower than pre-pandemic levels of more than 80%.
Sales order activity remained exceptionally strong during the third fiscal quarter of 2021 to the point where home sales order rates were nearly 65% higher than the comparable prior year quarter. Increased order volume is the result of a higher number of well-qualified home buyers making purchase decisions, supported by reduced home loan interest rates. Increased orders outpaced the challenging production environment during the quarter, raising order backlogs 310% to $472 million at December 26, 2020, compared to $115 million at December 28, 2019 and $321 million at September 26, 2020.
Commenting on the quarter, Bill Boor, President and Chief Executive Officer said, "We continue to see extraordinary demand for our products, with order backlogs rising to record levels. Pent-up demand, driven by favorable demographics and a housing supply shortage, has been accelerated by historically low home-loan interest rates. Our plants are doing a good job increasing production under challenging conditions. As a result, our utilization rate rose to approximately 75% during the third fiscal quarter from 65% in the second fiscal quarter. Throughout the pandemic, the people across Cavco have done a great job of staying focused on making a difference for our homebuyers through the homes, loans and insurance we provide and that intention continues to come through in our progress and results."

Cavco's management will hold a conference call to review these results tomorrow, January 29, 2021, at 1:00 PM (Eastern Time). Interested parties can access a live webcast of the conference call on the Internet at https://investor.cavco.com or via telephone at + 1 (844) 348-1686 (domestic) or + 1 (213) 358-0891 (international). An archive of the webcast and presentation will be available for 90 days at https://investor.cavco.com.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and Company-owned retailers. We are one of the largest producers of manufactured homes in the United States, based on reported wholesale shipments and marketed under a variety of brand names including Cavco, Fleetwood, Palm Harbor, Fairmont, Friendship, Chariot Eagle and Destiny. We are also a leading producer of park model RVs, vacation cabins and systems-built commercial structures, as well as modular homes. Cavco's finance subsidiary, CountryPlace Mortgage, is an approved Fannie Mae and Freddie Mac seller/servicer and a Ginnie Mae mortgage-backed securities issuer that offers conforming mortgages, non-conforming mortgages and home-only loans to purchasers of factory-built homes. Our insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

Forward-Looking Statements

Certain statements contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In general, all statements that are not historical in nature are forward-looking. Forward-looking statements are typically included, for example, in discussions regarding the manufactured housing and site-built housing industries; our financial performance and operating results; and the expected effect of certain risks and uncertainties on our business, financial condition and results of operations. All forward-looking statements are subject to risks and uncertainties, many of which are beyond our control. As a result, our actual results or performance may differ materially from anticipated results or performance. Factors that could cause such differences to occur include, but are not limited to: the impact of local or national emergencies including the COVID-19 pandemic, including such impacts from state and federal regulatory action that restricts our ability to operate our business in the ordinary course and impacts on (i) customer demand and the availability of financing for our products, (ii) our supply chain and the availability of raw materials for the manufacture of our products, (iii) the availability of labor and the health and safety of our workforce and (iv) our liquidity and access to the capital markets; our ability to successfully integrate past acquisitions or future acquisitions and the ability to attain the anticipated benefits of such acquisitions; the risk that any past or future acquisition may adversely impact our liquidity; involvement in vertically integrated lines of business, including manufactured housing consumer finance, commercial finance and insurance; information technology failures or cyber incidents; curtailment of available financing from home-only lenders; availability of wholesale financing and limited floor plan lenders; our participation in certain wholesale and retail financing programs for the purchase of our products by industry distributors and consumers, which may expose us to additional risk of credit loss; significant warranty and construction defect claims; our contingent repurchase obligations related to wholesale financing; market forces and housing demand fluctuations; net losses were incurred in certain prior periods and our ability to generate income in the future; a write-off of all or part of our goodwill; the cyclical and seasonal nature of our business; limitations on our ability to raise capital; competition; our ability to maintain relationships with independent distributors; our business and operations being concentrated in certain geographic regions; labor shortages and the pricing and availability of raw materials; unfavorable zoning ordinances; loss of any of our executive officers; organizational document provisions delaying or making a change in control more difficult; volatility of stock price; general deterioration in economic conditions and turmoil in the credit markets; governmental and regulatory disruption, including federal government shutdowns; extensive regulation affecting manufactured housing; potential financial impact on the Company from the subpoenas we received from the SEC and its ongoing investigation, including the risk of potential litigation or regulatory action, and costs and expenses arising from the SEC subpoenas and investigation and the events described in or covered by the SEC subpoenas and investigation, which include the Company's indemnification obligations and insurance costs regarding such matters, and potential reputational damage that the Company may suffer; and losses not covered by our director and officer insurance, which may be large, adversely impacting financial performance; together with all of the other risks described in our filings with the SEC. Readers are specifically referred to the Risk Factors described in Item 1A of the 2020 Form 10-K, as may be amended from time to time, which identify important risks that could cause actual results to differ from those contained in the forward-looking statements. Cavco expressly disclaims any obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise. Investors should not place undue reliance on any such forward-looking statements.

CAVCO INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	December 26, 2020	March 28, 2020
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$327,487	$241,826
Restricted cash, current	12,802	13,446
Accounts receivable, net	40,932	42,800
Short-term investments	16,966	14,582
Current portion of consumer loans receivable, net	42,091	32,376
Current portion of commercial loans receivable, net	15,649	14,657
Current portion of commercial loans receivable from affiliates, net	3,363	766
Inventories	110,624	113,535
Prepaid expenses and other current assets	55,805	42,197
Total current assets	625,719	516,185
Restricted cash	335	335
Investments	35,485	31,557
Consumer loans receivable, net	39,501	49,928
Commercial loans receivable, net	16,563	23,685
Commercial loans receivable from affiliates, net	4,171	7,457
Property, plant and equipment, net	78,493	77,190
Goodwill	75,090	75,090
Other intangibles, net	14,550	15,110
Operating lease right-of-use assets	16,659	13,894
Total assets	$906,566	$810,431
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,176	$29,924
Accrued expenses and other current liabilities	186,026	139,930
Current portion of secured credit facilities and other	2,140	2,248
Total current liabilities	213,342	172,102
Operating lease liabilities	13,827	10,743
Secured credit facilities and other	10,847	12,705
Deferred income taxes	6,809	7,295
Stockholders’ equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; No shares issued or outstanding	—	—
Common stock, $0.01 par value; 40,000,000 shares authorized; Outstanding 9,192,237 and 9,173,242 shares, respectively	92	92
Additional paid-in capital	255,664	252,260
Retained earnings	405,835	355,144
Accumulated other comprehensive income	150	90
Total stockholders’ equity	661,741	607,586
Total liabilities and stockholders’ equity	$906,566	$810,431

CAVCO INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Net revenue	$288,772	$273,722	$801,549	$806,439
Cost of sales	229,534	213,867	633,447	627,819
Gross profit	59,238	59,855	168,102	178,620
Selling, general and administrative expenses	35,414	36,844	106,190	108,191
Income from operations	23,824	23,011	61,912	70,429
Interest expense	(177)	(490)	(567)	(1,278)
Other income, net	2,243	2,211	5,821	10,198
Income before income taxes	25,890	24,732	67,166	79,349
Income tax expense	(6,189)	(3,834)	(15,742)	(16,284)
Net income	$19,701	$20,898	$51,424	$63,065

Net income per share:
Basic	$2.14	$2.29	$5.60	$6.91
Diluted	$2.12	$2.25	$5.54	$6.81
Weighted average shares outstanding:
Basic	9,190,254	9,138,202	9,182,491	9,120,241
Diluted	9,295,553	9,293,941	9,285,238	9,259,203

CAVCO INDUSTRIES, INC.
OTHER OPERATING DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
Net revenue:
Factory-built housing	$270,822	$257,106	$749,879	$758,564
Financial services	17,950	16,616	51,670	47,875
Total net revenue	$288,772	$273,722	$801,549	$806,439

Gross profit:
Factory-built housing	$47,031	$48,793	$140,178	$149,567
Financial services	12,207	11,062	27,924	29,053
Total gross profit	$59,238	$59,855	$168,102	$178,620

Income from operations:
Factory-built housing	$16,456	$16,776	$48,141	$55,219
Financial services	7,368	6,235	13,771	15,210
Total income from operations	$23,824	$23,011	$61,912	$70,429

Capital expenditures	$2,043	$2,543	$5,816	$6,487
Depreciation	$1,367	$1,372	$4,175	$3,789
Amortization of other intangibles	$186	$188	$560	$419

Total factory-built homes sold	3,603	3,865	10,379	11,453

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